Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

THIRD QUARTER 2016 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Fourth Quarter 2016

Board of Directors Declares Special Cash Dividend of $0.04 Per Share

EVANSTON, Ill., November 3, 2016 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions primarily to lower middle-market companies based in the United States, today announced its financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Highlights

•	Total investment income of $14.4 million

•	Net investment income of $6.7 million, or $0.35 per share

•	Adjusted net investment income of $7.1 million, or $0.37 per share(1)

•	Net increase in net assets resulting from operations of $8.6 million, or $0.45 per share

•	Invested $60.0 million in debt and equity securities including three new portfolio companies

•	Received proceeds from sales and realizations of $45.9 million

•	Paid regular quarterly dividend of $0.39 per share on September 23, 2016

•	Net asset value (NAV) of $299.3 million, or $15.58 per share, as of September 30, 2016

Management Commentary

“For the third quarter, our investment portfolio continued to deliver solid results reflecting the overall stability and quality of our debt and equity investments. Market activity picked up during the quarter and has remained at healthy levels. As a result, we grew the portfolio by a net $14.1 million in the third quarter. We closed transactions consistent with our practice of focusing on high-quality companies in industries we know well, that generate strong free cash flow and have positive long-term outlooks,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Our Board of Directors has declared a special cash dividend for the eighth time since our IPO in June 2011 and remains focused on delivering stable dividends for our shareholders. Having ended the quarter with approximately $153 million of available liquidity, we have ample funds to further grow our portfolio in a deliberate manner focused on capital preservation and attractive risk-adjusted returns.”

(1) Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2016 Financial Results

For the three months ended September 30, 2016, total investment income was $14.4 million, an increase of $0.9 million, or 6.4%, over the $13.6 million of total investment income for the three months ended September 30, 2015. The increase was attributable to a $1.0 million increase in fee income resulting from a higher level of investment activity for the three months ended September 30, 2016, as compared to the three months ended September 30, 2015, and a $0.4 million increase in dividend income due to increased levels of distributions received from equity investments, which were partially offset by a $0.5 million decrease in interest income resulting from the reversal of uncollectible interest income on a non-accrual debt investment.

For the three months ended September 30, 2016, total expenses, including income tax provision, were $7.7 million, an increase of $1.2 million or 18.3%, over the $6.5 million of total expenses, including income tax provision, for the three months ended September 30, 2015. Interest and financing expenses for the three months ended September 30, 2016 were $2.6 million, an increase of $0.3 million or 10.9%, compared to $2.4 million for the three months ended September 30, 2015 as a result of higher average balances of SBA debentures and borrowings under the Credit Facility outstanding during 2016. The base management fee increased $0.1 million, or 7.0%, to $2.1 million for the three months ended September 30, 2016 due to higher average total assets less cash and cash equivalents for the three months ended September 30, 2016 than the three months ended September 30, 2015. The incentive fee for the three months ended September 30, 2016 was $2.1 million, a $0.8 million, or 56.8%, increase from the $1.4 million incentive fee for the three months ended September 30, 2015 which was primarily the result of a $0.7 million increase in the capital gains incentive fee to $0.4 million. The administrative service fee, professional fees and other general and administrative expenses totaled $0.8 million for both the three months ended September 30, 2016 and 2015.

Net investment income for the three months ended September 30, 2016 was $6.7 million, which was a decrease of $0.3 million, or 4.5%, compared to net investment income of $7.1 million during the three months ended September 30, 2015 as a result of the $0.9 million increase in total investment income and the $1.2 million increase in total expenses, including income tax provision.

For the three months ended September 30, 2016, the total net realized (loss) on investments was $(6.0) million. During the three months ended September 30, 2016, we recorded a net change in unrealized appreciation on investments of $7.8 million attributable to (i) the reversal of net unrealized depreciation of $11.0 million related to the exit or sale of investments, resulting in unrealized appreciation, (ii) net unrealized depreciation of $1.7 million on debt investments and (iii) net unrealized depreciation of $1.5 million on equity investments. During the three months ended September 30, 2016, no income tax provision for realized gains on investments was recorded.

As a result of these events, our net increase in net assets resulting from operations during the three months ended September 30, 2016 was $8.6 million, an increase of $3.1 million, or 56.6%, compared to a net increase in net assets resulting from operations of $5.5 million during the prior year period.

Per share results for the third quarter ended September 30, 2016 are based on weighted average shares outstanding of 19.2 million, compared to 16.3 million weighted average shares outstanding for the third quarter of 2015, an increase of 18.0%.

Portfolio and Investment Activities

As of September 30, 2016, Fidus had debt and equity investments with an aggregate fair value of $470.1 million, or 102.4% of cost, in 49 active portfolio companies and five portfolio companies that have sold their underlying operations. The average portfolio investment on a cost basis was $9.4 million, which excludes investments in the five portfolio companies that have sold their operations and are in the process of winding down. Fidus held equity ownership in 85.2% of its portfolio companies. During the third quarter ended September 30, 2016, Fidus made debt and equity investments of $60.0 million, including investments in three new portfolio companies and received proceeds from sales and realizations of $45.9 million. As of September 30, 2016, the weighted average yield on debt investments (excluding any debt investments on non-accrual) was 13.1%.

Third quarter 2016 investment activity included the following new portfolio company investments:

•	Hilco Plasics Holdings, LLC, doing business as Hilco Technologies, a manufacturer of injection molded plastic and hard coated products primarily for use in the automotive and medical end markets. Fidus invested $8.5 million in subordinated notes and common equity.

•	Rohrer Corporation, a manufacturer of high visibility, graphically intensive packaging for consumer products. Fidus invested $17.3 million in subordinated notes and common equity.

•	SES Investors, LLC, doing business as SES Foam, a provider of spray foam insulation for the U.S. residential and commercial sectors. Fidus invested $11.1 million in senior loans and common equity and committed $1.5 million in a senior secured revolving loan ($0.5 million of which was funded at closing).

Fidus had a debt investment in one portfolio company on non-accrual status as of September 30, 2016, which represented 4.4% of the portfolio cost and 2.1% of the portfolio fair value as of that date.

Liquidity and Capital Resources

As of September 30, 2016, Fidus had $42.2 million in cash and cash equivalents. SBA debentures outstanding were $214.0 million and unfunded SBA commitments totaled $61.0 million as of September 30, 2016. Fidus had no borrowings outstanding on its senior secured revolving credit facility as of September 30, 2016. The weighted average interest rate on debt outstanding as of September 30, 2016 was 4.2%.

Subsequent Events

•	On October 4, 2016, we exited our investment in Premium Franchise Brands, LLC and recognized a gain of approximately $1.1 million on our equity investment.

•	On October 13, 2016, we restructured our subordinated note investment in Pinnergy, Ltd. As part of the restructuring, we converted $3.0 million of our subordinated note investment into an equity investment in Pinnergy, Ltd. and recognized a loss of approximately $8.9 million on our subordinated note investment. In addition, we made a $3.0 million investment in additional equity interests of Pinnergy, Ltd.

•	On October 25, 2016, we received payment in full on our existing subordinated note in K2 Industrial Services and reinvested $12.0 million in new subordinated notes.

•	On November 3, 2016, we invested $9.9 million in senior secured notes and common equity of Palmetto Moon, LLC, a retailer of apparel, giftware, and accessories.

Fourth Quarter 2016 Dividend of $0.39 Per Share Declared

On November 1, 2016, the Company’s Board of Directors declared a regular quarterly dividend of $0.39 per share for the fourth quarter of 2016 payable on December 16, 2016 to stockholders of record as of December 2, 2016. In addition, the Board of Directors declared a special cash dividend of $0.04 per share payable on December 16, 2016 to stockholders of record as of December 2, 2016.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2016 taxable income, as well as the tax attributes for 2016 dividends, will be made after the close of the 2016 tax year. The final tax attributes for 2016 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2016 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, November 4, 2016. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 92115971.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on November 4, 2016 until 11:59pm ET on November 9, 2016 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 92115971. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	September 30, 2016 (unaudited)	December 31, 2015
ASSETS
Investments, at fair value
Control investments (cost: $0 and $12,042, respectively)	$—	$618
Affiliate investments (cost: $105,004 and $105,930, respectively)	119,101	111,846
Non-control/non-affiliate investments (cost: $354,052 and $330,366, respectively)	350,956	330,805

Total investments, at fair value (cost: $459,056 and $448,338, respectively)	470,057	443,269
Cash and cash equivalents	42,165	31,657
Interest receivable	4,300	4,520
Prepaid expenses and other assets	1,051	1,222

Total assets	$517,573	$480,668

LIABILITIES
SBA debentures, net of deferred financing costs (Note 6)	$209,943	$209,394
Borrowings under credit facility, net of deferred financing costs (Note 6)	(549)	14,734
Accrued interest and fees payable	731	2,840
Due to affiliates	7,780	5,762
Taxes payable	205	400
Accounts payable and other liabilities	117	176

Total liabilities	218,227	233,306

Commitments and contingencies (Note 7)

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 19,212,425 and 16,300,732 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively)	19	16
Additional paid-in capital	290,543	246,307
Undistributed net investment income	11,465	13,887
Accumulated net realized (loss) gain on investments, net of taxes and distributions	(13,827)	(6,145)
Accumulated net unrealized (depreciation) appreciation on investments	11,146	(6,703)

Total net assets	299,346	247,362

Total liabilities and net assets	$517,573	$480,668

Net asset value per common share	$15.58	$15.17

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Investment Income:
Interest income
Control investments	$—	$—	$—	$220
Affiliate investments	2,476	2,668	8,083	7,509
Non-control/non-affiliate investments	9,730	10,080	30,367	29,058

Total interest income	12,206	12,748	38,450	36,787
Dividend income
Affiliate investments	201	262	857	336
Non-control/non-affiliate investments	728	236	1,063	457

Total dividend income	929	498	1,920	793
Fee income
Control investments	—	(10)	—	—
Affiliate investments	266	143	279	301
Non-control/non-affiliate investments	987	155	2,199	1,257

Total fee income	1,253	288	2,478	1,558
Interest on idle funds and other income	43	23	106	56

Total investment income	14,431	13,557	42,954	39,194

Expenses:
Interest and financing expenses	2,648	2,388	7,902	6,821
Base management fee	2,055	1,920	6,043	5,575
Incentive fee	2,142	1,366	7,212	4,522
Administrative service expenses	356	362	1,044	1,077
Professional fees	226	230	961	889
Other general and administrative expenses	246	227	963	983

Total expenses	7,673	6,493	24,125	19,867

Net investment income before income taxes	6,758	7,064	18,829	19,327
Income tax provision (benefit)	23	14	69	(9)

Net investment income	6,735	7,050	18,760	19,318

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses) on control investments	(12,041)	—	(12,041)	—
Net realized gains (losses) on affiliates investments	—	1,531	458	1,531
Net realized gains (losses) on non-control/non-affiliate investments	6,083	86	5,885	5,363
Net change in unrealized appreciation (depreciation) on investments	7,817	(3,234)	16,070	(8,124)
Income tax benefit (provision) from realized gains on investments	—	54	(205)	54

Net gain (loss) on investments	1,859	(1,563)	10,167	(1,176)

Net increase in net assets resulting from operations	$8,594	$5,487	$28,927	$18,142

Per common share data:
Net investment income per share-basic and diluted	$0.35	$0.43	$1.06	$1.19

Net increase in net assets resulting from operation per share — basic and diluted	$0.45	$0.34	$1.64	$1.12

Dividends declared per share	$0.39	$0.39	$1.17	$1.17

Weighted average number of shares outstanding — basic and diluted	19,201,024	16,268,328	17,616,540	16,172,454

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2016 and 2015.

	($ in thousands) Three months ended September 30, (unaudited)		($ in thousands) Nine months ended September 30, (unaudited)
	2016	2015	2016	2015
Net investment income	$6,735	$7,050	$18,760	$19,318
Capital gains incentive fee (reversal) expense	372	(313)	2,034	(236)

Adjusted net investment income	$7,107	$6,737	$20,794	$19,082

	(Per share) Three months ended September 30, (unaudited)		(Per share) Nine months ended September 30, (unaudited)
	2016	2015	2016	2015
Net investment income	$0.35	$0.43	$1.06	$1.19
Capital gains incentive fee (reversal) expense	0.02	(0.02)	0.12	(0.01)

Adjusted net investment income (1)	$0.37	$0.41	$1.18	$1.18

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee accrual expense amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Edward H. Ross	Jody Burfening
Chief Executive Officer	LHA
Fidus Investment Corporation	(212) 838-3777
847-859-3940	jburfening@lhai.com